Exhibit 10.73.1

Confidential Materials omitted and filed separately with the Securities and Exchange Commission.  Asterisks denote omissions.

Agreement to

to the Agency Agreement No. VT-941/1207 dated December 25, 2007

(hereinafter referred to as the “Agreement”)

city of Moscow	25 December 2007

Closed Joint-Stock Company Darial TV (OGRN 1027739313205), hereinafter referred to as the “Principal”, represented by its Director General Ms. Vilma Martsyulevichyute, acting pursuant to the Charter, on one side, and Closed Joint-Stock Company Video International Trend (OGRN 10277002944071), hereinafter referred to as the “Agent”, represented by Deputy Director General for Sales and Regional Network Development T. A. Vavilova,  acting pursuant to the Power of Attorney as of 05.04.2007, on other side, hereinafter referred to as the “Parties”, executed this Agreement as follows:

1. In performance of the engagement under the terms and conditions of the Agency Agreement, whereby the Agent undertook to take for a fee and on behalf of the Principal certain legal and other actions to sell in its name, but on the Principal’s account the Principal’s advertising commencing from January 1, 2008, the Agent shall carry out the following actions/activities:

1.1.          Make available to the Principal an access (through Internet, dial-up or dedicated line connection) to the localized version of the computer-based program containing advertising placement data (the “Program”) and maintain the same.

1.2.          With the purpose of assisting the Principal with adjustments to its pricing policies  (both with regard to the programs purchased and/or produced in-house, etc., and to its advertising services) and the current programming of the TV Channel the Agent shall obtain estimates for certain sociological, technical and business performance measures:

1.2.1.       Conduct quarterly Moscow Television Advertising Market study.

The deliverable for this study shall be a report in hard copy or on electronic media to be submitted to the Principal in the quarter following the reporting quarter.

1.2.2           The Agent shall on a daily basis monitor the TV Channel audience in the following cities of the Russian Federation: Voronezh, Izhevsk, Ufa, Khabarovsk, St.Petersburg.

•              Identifying target groups for:

•              advertising events (advertising blocks, advertising spots);

•              broadcast events (television programs);

•              time intervals.

•              TV Channel audience preferences.

The results of such research shall be documented as a weekly report in hard copy or electronic form.

1.2.3    For the purpose of obtaining estimates for certain sociological, technical and business performance measures the Agent, on as–needed basis and subject to approval of the Principal, shall undertake other activities relating to market research and data analysis and issue reports based on such research consistent with the current trends in the television and advertising market, including by preparing digests and reviewing media publications on the media/entertainment industry, advertising market and sociological issues.

1.3.          For the purposes of assisting with preparation of the quotes to the Clients with the respect to their advertising placement orders as well as with the planning and enhancement of the advertising

Agent	Principal

V.L. Vshyvkin	A.E. Rodnyansky

campaigns calculate and update rating projections and conduct post-run evaluation of the TV Channel broadcasts (advertising blocks) in Moscow.

Develop comparative actual and projected ratings for programs and/or advertising blocks. For the purposes of this Agreement the rating of a program or an advertising block shall be understood as an average number of viewers of a certain program and/or an advertising block, expressed as a percentage of the total potential audience. The ratings shall be measured based on the data provided by the Independent Market Research Company.

Optimize the volume of the Moscow Advertising based on the advertisers’ demand for placements in the TV Channel airtime and total length of the time intervals allocated for advertising in the TV Channel airtime.

1.4.          For the purposes of assisting with the preparation of the quotes to the Clients with the respect to their advertising placement orders, it shall keep the Program updated as follows:

1.4.1. transfer (enter and update) the information of the TV Channel program schedule received from the Principal in hard copy and/or electronic form into the Program and update the same as information is made available by the Principal on any changes to the TV Channel program schedule;

1.4.2. transfer (enter and update) into the Program the projected and actual ratings for the TV Channel broadcasts (to be forecast in accordance with section 1.3. hereof);

1.4.3. change the planned TV Channel program schedule to make it consistent with the actual TV Channel transmissions after the programming and advertising blocks have been broadcast by updating the program/advertising block broadcast times, etc.;

1.4.4. plan and make enhancements in the Program on a continuous basis to the advertising campaigns placed in the TV Channel airtime to be transmitted in Moscow and the Moscow Region:

• conduct media planning (prepare the advertising placement schedules);

• review, adjust and update the advertising placement schedules delivered by third parties and enter the finalized information into the Program;

• update the advertising placement schedules earlier entered into the Program on a continuous basis.

1.5. When accepting from the Clients the advertisements for placement within TV Channel broadcasts the advertising content to be inserted into the respective TV Channel advertising blocks shall be reviewed by the Agent for consistency with the Principal’s creative concept.

1.6. Maintain a digital Moscow Advertising archive and ensure that the advertising materials are kept in the archive in the electronic form for at least one year from the date a respective commercial was last broadcast on the TV Channel. Upon special instructions by the Principal certain advertising materials may be retained in the archive for longer periods.

If the need arises the Agent shall be required to provide to the Principal a back up copy of the advertisement.

1.7. Provide data for the issuance of ad run reports for all of the advertising campaigns run on the TV Channel as contracted by the Agent for placement of the Moscow Advertising in the TV Channel airtime, supported by the data of the Independent Market Research Company.

1.8           Receive from the Clients, record, organize and deliver (on a monthly basis no later than within 10 days from the end the current quarter) in electronic and hard copy and in the format adapted for its subsequent use by the Principal the information on the authors of music, text and video, used in the commercials that are placed in the TV Channel airtime as contracted by the Agent/brokers in the form agreed by the Parties.

1.9           Review the content of the advertising contracted for placement by the Agent/brokers for its compliance with the current law of the Russian Federation.

Agent	Principal

V.L. Vshyvkin	A.E. Rodnyansky

1.10. Adapt the Moscow Advertising, accepted for the placement on the TV Channel under agreements entered into by the Agent, including adaptation to the requirements and restrictions of the Russian Advertising Law and the Principal’s requirements.

1.11.  Assemble advertising blocks of the Moscow Advertising  from the commercials accepted for placement by the Agent directly.

1.12. Deliver the recordings of the Moscow Advertising to the Principal in accordance with the procedures for delivery of the Moscow Advertising agreed by the Parties in Appendix 3 to the Agency Agreement.

1.13. Take responsibility for claiming and enforcing collection with respect to the agreements with the non-performing Clients based on the review of the reasons for non-payment for the Principal’s services (total time for provision of the services under the Client Agreement, period during which the amount remains outstanding, paying capacity of the Client and other reasons that may affect the payment for the advertising placed by the Client),  which shall include guidance assistance in connection with such activities, if the same are conducted by the Principal’s departments.

2. The Parties agree that the fee payable to the Agent by the Principal in accordance with the terms and conditions of the Agency in the amount equal to 15% of the Principal’s Actual Gross Revenues shall include the compensation for the actions/activities set forth in  section 1 of this Agreement, as well as other appropriate and commercially reasonable expenses, which the Agent may incur in the process of performing the engagement under the Agency Agreement and which shall not be specially reimbursable by the Principal.

The Parties may agree on special reimbursement of expenses, which are not ordinary expenses (those which the Agent incurs in the ordinary cause of business as defined in the preceding paragraph of this section), but which Agent may incur in extraordinary unanticipated cases or situations while carrying out its activities in the capacity of the Agent under the Agency Agreement, solely subject to prior (before the expenses are made) approval of such expenses by the Parties and pursuant to the substantiated (supported by respective documents) request of the Agent.

3. This Agreement is made and executed in two equally binding counterparts with one for each Party.

4. This Agreement shall come into effect upon signing and shall constitute an integral part of the Agency Agreement.

Signatures of the Parties:

On behalf of the Principal

On behalf of the Agent

Deputy general Director for Sales and Regional

General Director	Network Development

Vilma Martsulevichyute /seal/

T.A. Vavilova /seal/

Agent	Principal

V.L. Vshyvkin	A.E. Rodnyansky

APPENDIX 1

to the Agency Agreement No. VT-941/1207 dated December 25, 2007

(hereinafter referred to as the “Agreement”)

city of Moscow	25 December 2007

Closed Joint-Stock Company Darial TV (OGRN 1027739313205), hereinafter referred to as the “Principal”, represented by its Director General Ms. Vilma Martsyulevichyute, acting pursuant to the Charter, on one side, and

Closed Joint-Stock Company Video International Trend (OGRN 1027700294171), hereinafter referred to as the “Agent”, represented by the Deputy Director General for Sales and Regional Network Development Ms. T. A. Vavilova, acting pursuant to the Power of Attorney as of April 5, 2007, on other side, have executed this Appendix to the Agreement as follows:

1. The Parties agree on the principal factors to be considered in determining the price in connection with the placement of Advertising in the TV Channel airtime when contracting by the Agent with the Clients.

Whenever the Agent contracts for the placement of advertising it shall be guided by the combination of technical, sociological and economic factors that define the conditions required for the provision of advertising services in that particular transaction.  The initial reference basis for pricing the services to be provided in that particular transaction shall be determined by the Agent in consultations with the Client at the time of developing the media strategy and shall comprise the data on timing and geographical region for a particular advertising campaign, the Client’s overall advertising budget, target audience of advertising or publicity materials, information on the Client competitors’ market and any other details required for structuring a particular advertising campaign.

The Parties agree that the pricing of services in a particular transaction shall be based on a multi-factor/multi-functional approach and shall take into account the lack of a universal unit measure, by applying which the quantitative assessment of the services would be possible.

The price (amount) of the agreement shall be such that the willing Parties agree based on the market prices for the services that exist at the time of the transaction in a particular region as a result of the interplay of supply and demand as well as other conditions and considerations that have relevance for the transaction.

When entering into an agreement with a Client and pricing the services, the Agent shall take into consideration the following factors:

1.1The Principal’s pricing policy.

The Parties have agreed that subject to the exclusivity provision therein, when the Agent sells the  Moscow Advertising for the Principal in the TV Channel airtime for the period between January 1, 2008 and December 31, 2008 , the advertising budgets of the TV channel shall be allocated as set forth below and the Agent shall make every effort to ensure that the Principal’s Moscow Advertising is sold in accordance with this forecast.

Month, 2008	TV Channel Advertising Budget Forecast, ruble (incl. VAT)
January	[**]
February	[**]
March	[**]
April	[**]
May	[**]
June	[**]
July	[**]

Agent	Principal

V.L. Vshyvkin	A.E. Rodnyansky

August	[**]
September	[**]
October	[**]
November	[**]
December	[**]
TOTAL	[**]

The Parties acknowledge and agree that if the Principal reduces the airtime available for the Moscow Advertising contracted by the Agent, whether as a percentage or as a length of time, as a result of any laws and regulations of the Russian Federation being passed and enacted or the agreements for distribution of the TV channel programming entered into by the Principal being changed after the date of this Supplementary Agreement, the Forecast of the TV Channel Advertising Budget and its monthly distribution shall be revised.

The pricing policy for future periods shall be determined by the Parties in the supplementary agreements.

1.2 Demand for media advertising services in the market.

1.2.1        Macroeconomic factors:

•      Purchasing power

•      Per capita income growth

•      Consumer basket/consumer price index by target group.

a)             expert assessments of the market maturity for certain industries/manufacturing sectors (monopoly, polypoly sectors, etc.) and the need for marketing and advertising support of sales;

b)            expert assessments of the advertiser’s expenditures (budgets) for marketing and media advertising services, including on television, in the past, current and future periods;

c)             number of market (market sector) players and their media activity.

1.3   Broadcast advertising offering.

1.3.1        The TV Channel programming policy.

1.3.2        Alternative programming (programs broadcasted during the same time on other TV channels);

1.3.3        Changes in the technical capabilities of the TV Channel:

•      Extended reach with better signal;

•      Extended reach with more powerful transmitters;

•      Potential new station additions to TV Channel Network;

•      Licenses obtained for new frequencies.

1.3.4        Best advertising volume based on TV viewership patterns.

1.3.5        The actual and projected rating of the programs, time intervals and advertising blocks of the TV Channel at the time the advertising is placed.

Rating is defined as an average number of viewers, capable of receiving the respective program (broadcast), who viewed the broadcast, determined as a percentage of a particular target audience on the basis of daily TV viewership monitoring data provided by the Independent Market Research Company.

Agent	Principal

V.L. Vshyvkin	A.E. Rodnyansky

Target Audience is defined as all of the potential television viewers with identical sociographic or psychographic characteristics:

•      sex;

•      region or area of residence;

•      income level;

•      educational level;

•      occupation;

•      number of members in the household;

•      children;

•      religion;

•      consumer habits and behavior patterns.

The projected rating shall be determined based on historic data available for the previous periods that are projected onto the advertising placement period based on the planned line-up of the TV Channel as adjusted for seasonal fluctuations and other factors.

1.4           Specific conditions for a particular contract.

1.4.1        Gross Rating Points or GPR - the amount of ratings that are to be collected when placing a typical commercial with the length of 30 seconds.

1.4.2        The volume of the Advertising Campaign shall be measured in units of time.

1.5           Target group for the advertising campaign – standard groups commonly used by the Clients for assessing the anticipated efficiency:

•      11 – 25 All

•      11 - 34 All

•      11-34 All Moscow

•      14 - 24 All

•      18 - 35 Females

•      18 - 35 All

•      18 - 54 Females

•      18-54 Males

•      18+ All

•      18+ All Moscow

•      18-44 Females

•      18-44 All

•      20 - 39 All

•      25+ Females

•      6+ All

The figures designate age limits.

1.6           Planned Reach of Advertising Campaign

Reach means a number of people within a target group, who viewed the broadcast for at least one minute (thousand people).

1.7           Planned Frequency

Frequency means average number of viewings of the monitored broadcasts by each TV viewer within the selected target audience. Frequency is determined as the ratio of Gross Rating Points or GRP calculated when placing a typical commercial with the length of 60 seconds to the Reach.

Agent	Principal

V.L. Vshyvkin	A.E. Rodnyansky

1.8           Positioning

Positioning means that certain advertising and publicity materials should be placed in the opening, closing or other particular position within an advertising block.

1.9           Fixed placement

Fixed placement means that certain advertising and publicity materials are to be placed in particular programs or advertising blocks or on dates as are designated by the Client.

1.10         Floating placement

Floating placement means that certain advertising and publicity materials are to be placed in programs and on dates selected independently of the Client based on certain general requirements of the Advertising Order.

1.11         Seasonal considerations for advertising campaign.

Seasonal variations in demand from the Clients for placement of advertising and publicity materials in the TV Channel airtime.

1.12         Competition requirements for advertising campaign:

•      Advertising and publicity materials placed by the Client with the requirement not to have advertising of competing products or producers broadcast together with them.

•      Advertising and publicity materials placed by the Client with the requirement to have the Client’s advertising placed in certain programs or advertising blocks together with the advertisements for certain products or services.

1.13         Broadcasting area

1.14         Advertising in the same commercial of the goods and/or services of several advertisers or several advertised items.

1.15         Placement of advertising inside the programs and in the inter-program advertising blocks.

1.16         Placement of advertising within certain time intervals (including prime time).

Prime-time means a continuous time intervals having the largest viewership.

1.17         The terms of payment for the advertising campaign.

1.18         Number of business days to the first showing of advertising on the TV Channel.

1.19         Social significance of the advertising – The significance of each particular advertising campaign and its charity or other purposes of public value or promotion of the national interests.

2.             The Principal authorizes the Agent to determine the contractual price for each particular agreement (transaction) for the placement of advertising in the TV Channel airtime by taking into account the above factors, which materially affect the form of the services provided and, consequently, the determination of the contractual price of each such agreement (transaction).

3.             This Appendix shall come into effect upon signing and shall constitute an integral part of the Agreement.

Agent	Principal

V.L. Vshyvkin	A.E. Rodnyansky

4.     This Appendix is made and executed in two equally binding counterparts with one for each Party.

Signatures of the Parties:

On behalf of the Principal
On behalf of the Agent	Deputy general Director for Sales and Regional
General Director	Network Development

Vilma Martsulevichyute /seal/	T.A. Vavilova /seal/

Agent	Principal

V.L. Vshyvkin	A.E. Rodnyansky

APPENDIX 2

to the Agency Agreement No. VT-941/1207 dated 25 December 2007

(hereinafter referred to as the “Agreement”)

city of Moscow	25 December 2007

Closed Joint-Stock Company Darial TV (OGRN 1027739313205), hereinafter referred to as the “Principal”, represented by its Director General Ms. Vilma Martsyulevichyute, acting pursuant to the Charter, on one side, and

Closed Joint-Stock Company Video International Trend (OGRN 1027700294171), hereinafter referred to as the “Agent”, represented by the Deputy Director General for Sales and Regional Network Development Ms. T. A. Vavilova, acting pursuant to the Power of Attorney as of April 5, 2007, on other side, have executed this Appendix to the Agreement as follows:

1. With this Appendix the Parties have agreed on the following forms of the Principal’s Requests for the Agent’s consent to the contracting of the Advertising placements by the Principal:

Advertising Request Form:

“In accordance with the provisions of the Agency Agreement                    dated                                               (Principal) requests your consent to the execution of the advertising agreement on the following terms and conditions:

Item	Client	Advertising Campaign and/or Brand Title	Advertising Placement Period	Placement Price

On behalf of the Principal:

                      (                                            ) seal here

                                             200

2. This Appendix shall come into upon signing and shall constitute an integral part of the Agency Agreement.

3. This Appendix is made and executed in two equally binding counterparts with one for each Party.

Signatures of Parties:

On behalf of the Principal
On behalf of the Agent	Deputy general Director for Sales and Regional
General Director	Network Development

Vilma Martsulevichyute /seal/	T.A. Vavilova /seal/

Agent	Principal

V.L. Vshyvkin	A.E. Rodnyansky

APPENDIX 3

to the Agency Agreement No. VT-941/1207 dated 25 December 2007

(hereinafter referred to as the “Agreement”)

city of Moscow	25 December 2007

Closed Joint-Stock Company Darial TV (OGRN 1027739313205), hereinafter referred to as the “Principal”, represented by its Director General Ms. Vilma Martsyulevichyute, acting pursuant to the Charter, on one side, and

Closed Joint-Stock Company Video International Trend (OGRN 1027700294171), hereinafter referred to as the “Agent”, represented by the Deputy Director General for Sales and Regional Network Development Ms. T. A. Vavilova, acting pursuant to the Power of Attorney as of April 5, 2007, on other side, have executed this Appendix to the Agreement as follows:

PROCEDURES FOR PLACEMENT OF ADVERTISMENTS DELIVERED BY AGENT

FOR BROADCATING ON DTV-Viasat TV CHANNEL,

WITHIN MOSCOW AND THE MOSCOW REGION ONLY

1.             PURPOSE OF PROCEDURES

1.1.          These Procedures shall set forth the framework for coordination between the Parties involved in the process of preparation and broadcasting advertising on Darial TV Channel.

1.2.          Once approved, the Procedures shall be binding on the Principal and the Agent, each of which shall be responsible for ensuring compliance by its own personnel.

2.             KEY OPERATING PROCEDURES

2.1.          The advertising provided by clients and delivered to the Principal by the Agent shall be broadcast from the TV Channel’s studio located at 16 Dokukina Street, building 1, Moscow.

2.2.          The advertising shall be broadcast in accordance with the advertisement placement schedules delivered to the Principal in agreed form.

2.3.          The advertising blocks shall be assembled by the Principal’s personnel based on the advertisement placement schedules.

2.4.          Video recordings of the advertising placed for broadcasting in Moscow and the Moscow region shall be delivered by Client to the Agent at least 5 days before it is to go on air. Video recordings shall be provided in PAL format with synchronized voiceover and time code on Betacam SP tapes.

2.5.          Advertising materials together with the accompanying documents received from Clients should be delivered by the Agent to the Principal at least 4 days before the same are scheduled to go on air.

3.    OBLIGATIONS OF THE PARTIES

3.1. Advertisement placement schedule preparation stage:

3.1.1.       The Principal delivers to the Agent by e-mail preliminary Programming Schedule of the TV Channel showing program titles, advertising blocks and announcement blocks, on Mondays 2 weeks before the scheduled broadcasting.

3.1.2.       The Agent daily, but at least 4 business days before the scheduled broadcasting,  delivers to the Principal by e-mail a current plan (schedule) for broadcasting the advertisements in the TV Channel airtime for the day, showing the number of advertising blocks, listing of advertisements in each block, time-code information of the commercial and number of the tape on which it is recorded, ID and timing of each advertisements in accordance with the following schedule:

Ad placement schedule delivery day	Ad placement schedule delivery time	Day ad to go on air on TV Channel
Monday	11:45 a.m.-1:pm.	Next Friday

Agent	Principal

V.L. Vshyvkin	A.E. Rodnyansky

Tuesday	11:45 a.m.-1:pm.	Next Saturday, Sunday
Wednesday	11:45 a.m.-1:pm.	Next Mon
Thursday	11:45 a.m.-1:pm.	Next Tuesday, Wednesday
Friday	11:45 a.m.-1:pm.	Nest Thursday

3.1.3.   The current advertising broadcast plan is reflected in the placement schedules.

For the purposes of coordinating the activities under the agreement the Agent shall provide to the Principal by electronic or other means of communications access to the information on placement of the Moscow Advertising contained in the adapted version of the Computer-based program, in which the advertising placement data is stored (the “Program”).

3.2.          Advertisement delivery stage.

The Agent

•              provides the advertisement materials as the same are received from the clients in PAL format on Betacam SP tape with synchronized voiceover (0 dBm per channel), ID and time code as well timing of each commercial;

•              reviews the same for compliance with the Russian law;

•              provides complete accompanying documents for the tapes with advertisement recordings;

•              delivers video tapes with advertisement recordings to the Principal’s video room 4 business days before the scheduled broadcasting and transfer the same with the execution of a transfer certificate.

3.3.         Advertisement acceptance stage:

3.3.1.     The Principal:

•              has the right to control the technical quality of advertisement recordings provided by clients and accepted from the Agent;

•              returns with the execution of a transfer certificate to the Agent for passing on to the client tapes for correction as directed by the Principal if the same fail to comply with the DTV Requirements to Video Production Quality.

3.3.2.     The Agent delivers rejected recordings of advertisements for correction and after receiving corrected recordings re-delivers the same to the Principal. The Principal should receive the same three days before the advertisement is scheduled to be broadcast.

3.3.3.     The Principal shall check the recordings once again if corrected after rejection.

3.4.         Preparation for broadcasting stage:

3.4.1.     The Principal:

•              prepares the recording delivered by the Agent for broadcasting and downloads the same into the broadcasting server; if the recoding is missing three days before the advertisement is scheduled to be broadcast the Principal’s video room should notify the Agent’s advertising manager (DTV account manager of the Agent) by e-mail.

3.4.2.     The Agent:

•              if the recoding is not available in the Principal’s video room 4 days prior to the schedule broadcasting on the TV Channel (not received from the client and/or not delivered to the Principal in a timely manner) such advertisement shall be deemed to have been removed from the schedule.

•              the Principal shall be provided with revised current plan (schedule) for advertisement broadcasting due to the placed advertisement recording not being made available to the Principal.

3.5.         Broadcasting stage:

3.5.1.     The Principal

•              ensures that advertisement materials are broadcast.

3.6.         End of advertising campaign stage:

Agent	Principal

V.L. Vshyvkin	A.E. Rodnyansky

3.6.1.                The Agent:

•              delivers to the Principal a list of commercials to be erased;

•              returns to the clients the video tapes with recordings received from the Principal.

3.6.2.     The Principal returns to the Agent for passing on to the clients the video tapes with recordings upon the end of the advertising campaign.

REPORTING ON ADVERTISING BROADCAST ON TV CHANNEL

4.1.         The Principal

•             records in Vipplanner the TV Channels broadcasts, including advertisement delivered by the Agent; -converts the same into Excel and e-mail to the Agent the sections of the report showing the advertisements delivered by the Agent were run on the TV Channel.

4.2.2      If the ad run report deviates from the current advertising placement plan (schedule) the Agent shall contact the principal to examine the issue.

4.3.         If it is found as a result of examination that the deviation was due to the Principal’s fault, the Agent should compensate for the improperly broadcast advertising pursuant to the agreement of the Agent with the client, but subject to double cost limitation.

5.    SOCIAL ADVERTISING PLACEMENTS

5.1. Upon receiving a request for placement of social advertising free of charge the Principal should deliver to the Agent a request to incorporate the said social adverting in the advertisement placement schedules to the extent possible.

5.2. After the Agent receives such request of the Principal and incorporates the same into  in the advertisement placement schedules the Principal will broadcast such advertising if the Agent has no reasonable objection against it.

2. This Appendix shall come into upon signing and shall constitute an integral part of the Agreement.

3. This Appendix is made and executed in two equally binding counterparts with one for each Party.

Signatures of Parties:

On behalf of the Principal
On behalf of the Agent	Deputy general Director for Sales and Regional
General Director	Network Development

Vilma Martsulevichyute /seal/	T.A. Vavilova /seal/

Agent	Principal

V.L. Vshyvkin	A.E. Rodnyansky